As filed with the Securities and Exchange Commission on June 1, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
HOLLYFRONTIER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1056913 (I.R.S. Employer Identification No.)
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
(Address of principal executive offices, including zip code)
HollyFrontier Corporation 2020 Long Term Incentive Plan
(Full title of the plan)

Vaishali S. Bhatia
Senior Vice President, General Counsel and Secretary
2828 N. Harwood, Suite 1300
Dallas, Texas 75201
(214) 871-3555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
copy to:
Shane M. Tucker
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer   ☒    Accelerated filer   ☐    Non-accelerated filer   ☐    Smaller Reporting Company   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Shares of Common Stock, $0.01 par value per share	6,019,255 shares (1)	$31.94	$192,255,004	$24,954.70

(1)
This Registration Statement (as defined below) registers 6,019,255 common shares (the “Shares”) of HollyFrontier Corporation (the “Registrant”) that may be delivered with respect to awards under the HollyFrontier 2020 Long Term Incentive Plan (the “Plan”).

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional Shares that may become issuable pursuant to the adjustment provisions of the Plan.

(3)
In accordance with Rule 457(h)(1) of the Securities Act, the price of the securities has been estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and the price listed is the average of the high and low prices of the Shares as reported by NYSE on May 26, 2020 of $31.94.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 to register the offer and sale of 6,019,255 shares of Common Stock that may be issued under the Plan which shares consist of (a) 3,069,255 shares of our common stock available for awards under Registrant’s HollyFrontier Corporation Long-Term Incentive Compensation Plan (the “Current LTIP”) as of February 12, 2020 and (b) an additional 2,950,000 shares of Common Stock newly reserved for the Plan. Common Stock subject to an award (including an outstanding award under the Current LTIP) that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares will again be available for delivery pursuant to other awards under the Plan, although shares withheld or exchanged in payment of exercise price or tax withholding with respect to a stock option or stock appreciation right under either the Plan or the Current LTIP will not again be available.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the Commission, are incorporated by reference in this Registration Statement and will be deemed to be a part hereof:
(a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 20, 2020;
(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 7, 2020;
(c)    The Registrant’s Current Reports on Form 8-K filed on January 6, 2020, February 11, 2020, April 2, 2020, May 15, 2020, May 18, 2020, May 21, 2020 and June 1, 2020; and
(d)     The description of the Registrant’s common stock attached as Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 20, 2020, including any subsequently filed amendments and reports updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Article Seventh of the Registrant’s Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of the director’s duty as a director, except that a director will remain liable to the extent provided by law if (i) the director breaches his duty of loyalty, (ii) the director commits acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) the director violates section 174 of the Delaware General Corporation Law (“DGCL”), or (iv) the director derives an improper personal benefit in any transaction. Article Seventh further provides that the Registrant will indemnify to the fullest extent allowed by law, and will advance expenses to, any person who is (or is threatened to be) a defendant or witness in a proceeding by reason of the fact that he is or was a director or officer of the Registrant or is or was, at the request of the Registrant, serving another entity in any capacity.
Section 16 of Article V of the Registrant’s Amended and Restated By-Laws states that the Registrant will indemnify any person who is or was a party (or is threatened to be made a party) in any action by reason of being a director or officer of the Registrant or of another entity at the Registrant’s request, in accordance with and to the fullest extent permitted by the DGCL, including the advancement of expenses. The indemnity provided in Section 16 extends to the spouse or former spouse, heirs, executors or administrators of the covered director or officer. In addition to certain other conditions described in Section 16, the covered director or officer must permit the Registrant to participate in the proceeding, at its expense and through counsel of its own choosing, and must receive approval by the Registrant and the Registrant’s board of directors of any proposed settlement in order to receive indemnification.
The Registrant has entered into indemnification agreements with certain officers and each director (the “Indemnitees”) of the Registrant. Each indemnification agreement generally requires the Registrant to indemnify each Indemnitee for liabilities incurred to the fullest extent permitted by applicable law. Also, as permitted under applicable law, the indemnification agreements require the Registrant to advance reasonable expenses in defending any action provided that the Indemnitee may be required to reimburse the Registrant for the amounts if the Indemnitee ultimately is determined not to be entitled to indemnification from the Registrant. The Registrant will also indemnify each Indemnitee for costs and expenses in any action to establish Indemnitee’s right to indemnification, whether or not Indemnitee ultimately prevails, subject to certain exceptions. In general, the disinterested directors on the Registrant’s board of directors have the authority to determine each Indemnitee’s right to indemnification. However, such determination may also be made by independent legal counsel if there are no disinterested directors on the Registrant’s board of directors or if the Indemnitee so elects. The indemnification agreements require, subject to certain exceptions, that each Indemnitee be covered by any insurance policy providing for directors’ and officers’ liability insurance coverage maintained by the Registrant to the extent coverage for such Indemnitee under such policy is available on commercially reasonable terms
Item 7. Exemption from Registration Claimed.
Not applicable.
  Item 8.    Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of HollyFrontier Corporation, previously filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-03876) on July 8, 2011, and incorporated herein by reference.

4.2
Amended and Restated By-Laws of HollyFrontier Corporation, previously filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-03876) on February 20, 2014, and incorporated herein by reference.

4.3
HollyFrontier Corporation 2020 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-03876) on May 15, 2020, and incorporated herein by reference.

4.4*	HollyFrontier Corporation 2020 Long Term Incentive Plan Sub-Plan for U.K. Employees.
5.1*	Opinion of Vinson & Elkins LLP.
23.1*	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of Ernst & Young LLP (independent registered public accounting firm).
24.1*	Power of Attorney (included on the signature pages hereto).

*Filed herewith

Item 9. Undertakings.

    (a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of June, 2020.

HOLLYFRONTIER CORPORATION

By: /s/ Michael C. Jennings
Michael C. Jennings
Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints Michael C. Jennings acting alone, his or her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Michael C. Jennings	Chief Executive Officer, President and Director (Principal Executive Officer)	June 1, 2020
Michael C. Jennings
/s/ Richard L. Voliva III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 1, 2020
Richard L. Voliva III
/s/ Indira Agarwal	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 1, 2020
Indira Agarwal
/s/ Franklin Myers	Chairman of the Board	June 1, 2020
Franklin Myers
/s/ Anne-Marie N. Ainsworth	Director	June 1, 2020
Anne-Marie N. Ainsworth
/s/ Douglas Y. Bech	Director	June 1, 2020
Douglas Y. Bech
/s/ Anna C. Catalano	Director	June 1, 2020
Anna C. Catalano
/s/ Leldon E. Echols	Director	June 1, 2020
Leldon E. Echols
/s/ R. Craig Knocke	Director	June 1, 2020
R. Craig Knocke
/s/ Robert J. Kostelnik	Director	June 1, 2020
Robert J. Kostelnik
/s/ James H. Lee	Director	June 1, 2020
James H. Lee
/s/ Michael E. Rose	Director	June 1, 2020
Michael E. Rose

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of HollyFrontier Corporation (incorporated by reference to Exhibit 3.1 of Registrant’s Current Report on Form 8-K filed on July 8, 2011 (File No. 001-03876)).

4.2	Amended and Restated By-Laws of HollyFrontier Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 21, 2011 (File No. 001-03876)).
4.3
HollyFrontier Corporation 2020 Long Term Incentive Plan, previously filed with the Commission as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-03876) on May 15, 2020, and incorporated herein by reference.

4.4*	HollyFrontier Corporation 2020 Long Term Incentive Plan Sub-Plan for U.K. Employees.
5.1*	Opinion of Vinson & Elkins LLP.
23.1*	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of Ernst & Young LLP (independent registered public accounting firm).
24.1*	Power of Attorney (included on the signature pages hereto).
*Filed herewith